EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is effective as of the 1st day of September, 2009 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (together with its parent, subsidiary and other affiliated entities, “Live Nation”), and Michael G. Rowles (the “Employee”).

WHEREAS, Live Nation and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. TERM OF EMPLOYMENT.

The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2013 (the “Term”), unless terminated earlier pursuant to the terms set forth in Section 5 below. Beginning on January 1, 2013 and continuing for so long thereafter as the Employee is employed hereunder, the Term shall be automatically extended day-to-day so that there will always be exactly one year remaining in the Term, unless terminated earlier pursuant to the terms set forth in Section 5 below.

2. TITLE AND DUTIES; EXCLUSIVE SERVICES.

(a) Title and Duties. The Employee’s title is Executive Vice President, General Counsel and Secretary. The Employee will have the customary powers, duties and responsibilities of the chief legal officer of a similarly-sized publicly-traded company, and will oversee all legal affairs of Live Nation, including all legal aspects of each division of Live Nation, acquisitions, corporate strategic and legal planning, financings, issuances of securities, reporting requirements under federal and state securities laws, regulatory matters, labor and litigation and hiring of all outside counsel and in-house counsel, and will perform such additional services and duties that Live Nation may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report directly to Live Nation’s President and Chief Executive Officer, currently Michael Rapino. The Employee agrees to abide by Live Nation’s rules, regulations and practices as adopted or modified from time to time by Live Nation, including, without limitation, those set forth in Live Nation’s Employee Handbook and its Code of Business Conduct and Ethics.

(b) Exclusive Services. The Employee will devote the Employee’s full working time and efforts to the business and affairs of Live Nation. During employment with Live Nation, the Employee shall not (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity without the prior written consent of Live Nation’s Chief Executive Officer or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Employee in a competing position to, that of Live Nation.

3. COMPENSATION AND BENEFITS.

(a) Base Salary. During the Term, Live Nation initially will pay the Employee an annual gross base salary (the “Base Salary”) of $550,000, less appropriate payroll deductions and all required withholdings. The Employee will then be entitled to annual increases of at least 5% in such Base Salary, with such increases to be effective as of January 1 during each year of the Term beginning with January 1, 2010. All payments of Base Salary are payable in regular installments in accordance with Live Nation’s normal payroll practices, as in effect from time to time and prorated monthly or weekly for any partial pay period of employment.

(b) Bonus. For each calendar year of this Agreement beginning in 2009, the Employee will be eligible to receive a bonus (the “Bonus”) targeted at 100% of his then-current Base Salary (the “Target”) based on the achievement of performance targets to be set and determined annually by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Live Nation, Inc. in its sole and absolute discretion. If Live Nation exceeds the performance target for any given year, then the Employee will receive a Bonus in excess of the Target, and if Live Nation achieves less than the performance target for any given year, then the Employee will receive a Bonus less than the Target, in each case based on a range of Bonuses as established by the Committee in its sole and absolute discretion. The Bonus, if any, shall be paid in one lump sum no later than March 15th of the calendar year following the calendar year in which such Bonus was earned.

(c) Employee Benefits. During the Term, the Employee will be eligible to participate in such group health, hospitalization, retirement, leave, disability and other insurance plans, programs and policies as are maintained or sponsored by Live Nation from time to time and in which other similarly-situated employees of Live Nation may participate, subject to the terms and conditions of the applicable plans, programs or policies, as may be amended from time to time in Live Nation’s sole and absolute discretion.

(d) Vacation. During the Term, the Employee will be eligible for five weeks paid vacation annually, subject to the applicable policies, restrictions and conditions set forth in Live Nation’s Employee Handbook, as may be amended from time to time.

(e) Expenses. Upon submission of proper documentation in accordance with Live Nation’s applicable expense reimbursement policies, as in effect from time to time, Live Nation will pay or reimburse the Employee for all normal and reasonable business expenses actually incurred by the Employee in connection with the Employee’s provision of the services hereunder.

(f) Equity Grants. Live Nation will, subject to Section 7(b) below, within 90 days of the date that the stockholders of Live Nation, Inc. approve either an amendment to the Live Nation, Inc. 2005 Stock Incentive Plan adding sufficient additional shares to such plan or a new equity incentive plan, recommend to the Committee that the Employee be granted stock options to purchase 200,000 shares of Live Nation, Inc. common stock and 200,000 restricted shares of Live Nation, Inc. common stock. Such equity grants shall: (i) be made in the sole and absolute discretion of the Committee; (ii) subject to Section 5 below and the Employee’s continued employment with Live Nation through applicable vesting dates, vest in equal annual installments over four years and be made under the terms and conditions set forth in the applicable equity incentive plan and stock option or restricted stock agreement, as the case may be, under which they are issued; and (iii) in the case of the stock option grant, have a strike price equal to the closing price of Live Nation, Inc.’s common stock listed on the New York Stock Exchange on the date of the grant (or such other principal stock exchange on which such shares may be traded on the date of grant).

Immediately upon the closing of the pending merger contemplated by that certain Agreement and Plan of Merger dated as of February 10, 2009 (the “Merger Agreement”) by and among Live Nation, Inc., Ticketmaster Entertainment, Inc. and Merger Sub (as defined in the Merger Agreement) (the “Merger”), subject to Section 7(b) below, the vesting and lapsing of restrictions on any and all unvested or restricted Live Nation, Inc. equity awards held by the Employee as of the Effective Date, excluding, for the avoidance of doubt, the stock options and restricted shares to be granted pursuant to this Section 3(f), shall accelerate and, as applicable, such equity awards shall become immediately exercisable and free of restrictions.

In the event of a future “Change of Control” (which, for the avoidance of doubt, shall not include the Merger), subject to Section 7(b) below, all of the Employee’s stock option, restricted stock or similar equity incentive grants in Live Nation, Inc. common stock that are outstanding on the date of such Change of Control shall become immediately and fully exercisable in accordance with the terms and conditions set forth in the applicable plan under which they are issued. For purposes of this Agreement, “Change of Control” means: (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act of 1934, as amended (other than the Employee or entities controlled by the Employee), becomes a beneficial owner of 50% or more of the voting power of Live Nation, Inc. (which includes, for purposes of this definition, any successor-in-interest to Live Nation, Inc.); (ii) all or substantially all of the business or assets of Live Nation, Inc. are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the stockholders of Live Nation, Inc., immediately prior to such merger, consolidation, sale or other transaction, beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of Live Nation, Inc., all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of Live Nation, Inc.); (iii) Live Nation, Inc. combines with another company and, immediately after such combination, (A) the stockholders of Live Nation, Inc. immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board’s approval of the transaction do not constitute a majority of the combined company’s board of directors; or (iv) the liquidation or dissolution of Live Nation, Inc.

4. COVENANTS.

(a) Live Nation Confidential Information. During the course of the Employee’s employment with Live Nation, Live Nation will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, Live Nation’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, employment pay information and data and other information Live Nation treats as confidential or proprietary (collectively, the “Confidential Information”). Live Nation provides on an ongoing basis such Confidential Information as Live Nation deems necessary or desirable to aid the Employee in the performance of the Employee’s duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Live Nation except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing the Employee’s duties on behalf of Live Nation; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee will promptly inform Live Nation of such event, will cooperate with Live Nation in attempting to obtain a protective order or to otherwise restrict such disclosure and will only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Live Nation does business, other than as a result of any breach by the Employee of this Section 4(a). The Employee further agrees that the Employee will not during employment and/or at any time thereafter use such Confidential Information for any purpose other than legitimate purposes in the performance of the Employee’s duties, including, without limitation, competing, directly or indirectly, with Live Nation. At such time as the Employee ceases to be employed by Live Nation or earlier upon Live Nation’s request, the Employee will immediately turn over to Live Nation all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by the Employee during the course of the Employee’s employment with Live Nation.

(b) Third-Party Confidential Information. The Employee agrees that any confidential or proprietary information and materials that the Employee receives from third parties in connection with or relating to the Employee’s employment with Live Nation shall also be deemed “Confidential Information” for all purposes of this Agreement and will be subject to all limitations on use and disclosure set forth in this Agreement. The Employee will not use or disclose any such information and materials in any manner inconsistent with any of Live Nation’s obligations towards such third party. Additionally, the Employee acknowledges the Employee’s obligation to preserve the trade secrets and confidential and proprietary information of the Employee’s prior employers.  As such, the Employee must not retain copies of any trade secret or confidential and proprietary information of any prior employer, and may not bring such materials to Live Nation or otherwise utilize or disclose the contents of such materials as part of the Employee’s work at Live Nation.

(c) Non-Solicitation. To further preserve the rights of Live Nation pursuant to the non-disclosure covenant above and to protect Live Nation’s legitimate interest in the integrity of its workforce, the members of which would be unknown to the Employee absent the Employee’s employment hereunder, during the Employee’s employment with Live Nation and for a period of 12 months following the termination of the Employee’s employment with Live Nation for any reason, the Employee will not, directly or indirectly: (i) solicit or encourage any current employee to terminate his or her employment with Live Nation; (ii) solicit or encourage any current Live Nation employee or any former Live Nation employee whose employment terminated within six months of the termination of the Employee’s employment with Live Nation (each, a “Current or Former Employee”) to accept employment with any business, person or entity with which the Employee may be associated; or (iii) encourage or assist in any way any such business, person or entity from taking any action which the Employee could not take individually under this Section 4(c), including, without limitation, identifying any Current or Former Employee as a potential candidate for employment therewith.

(d) Non-Disparagement. During the Term and for a period of 12 months following termination of the Employee’s employment with Live Nation for any reason, the Employee agrees that the Employee shall not publicly or privately disparage, defame or criticize Live Nation or its officers, directors, employees or representatives.

(e) Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks used by the Employee in performing duties for Live Nation, including any Confidential Information and all copies thereof in any medium contained, are and shall remain the sole property of Live Nation. Upon termination of the Employee’s employment or any earlier request by Live Nation, the Employee shall promptly return all such materials (including all copies, extracts and summaries thereof) to Live Nation.

(f) Reasonableness of Covenants. Live Nation and the Employee agree that the restrictions contained in this Section 4 are reasonable in scope and duration and are necessary to protect Live Nation’s legitimate business interests and Confidential Information. If any provision of this Section 4 as applied to any party or to any circumstance is judged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect the validity or enforceability of the remainder of this Agreement. If any such provision of this Section 4, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) Breach of Covenants. The parties acknowledge and agree that any breach of this Section 4 by the Employee will cause irreparable damage to Live Nation, and upon any such breach of any provision of these covenants, Live Nation shall be entitled to injunctive relief, specific performance or other equitable relief without the need to post bond or other security therefor; provided, however, that this Section 4(g) shall in no way limit any other remedies which Live Nation may have (including, without limitation, the right to seek monetary damages). Should the Employee violate any provision of this Section 4, then, in addition to all other rights and remedies available to Live Nation at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

5. TERMINATION.

The Employee’s employment with Live Nation may be terminated at any time under the following circumstances:

(a) Termination Without Cause or for Good Reason. Live Nation may terminate the Employee’s employment without Cause (as defined below) or the Employee may terminate the Employee’s employment for Good Reason (as defined below) at any time during the Term. If the Employee experiences a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) due to the termination of the Employee’s employment by Live Nation without Cause or the Employee’s termination of the Employee’s employment for Good Reason, Live Nation shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to the Employee, (i) the Employee’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”), (ii) accrued but unpaid vacation time through the Termination Date, (iii) reimbursement of any business expenses incurred by the Employee prior to the Termination Date that are reimbursable under Section 3(e) above, (iv) any vested benefits and other amounts due to the Employee under any plan, program or policy of Live Nation, (v) a pro-rated Bonus for the calendar year in which the Termination Date occurs and (vi) any Bonus required to be paid to the Employee pursuant to this Agreement for any calendar year of Live Nation ending prior to the Termination Date, to the extent payable, but not previously paid (together, the “Accrued Obligations”).

In addition, subject to Sections 5(e) and 7(b) below and the Employee’s execution and non-revocation of a binding release in accordance with Section 5(f) below, in the event of the Employee’s Separation from Service with Live Nation by reason of a termination by Live Nation without Cause or a termination by the Employee for Good Reason, Live Nation shall (i) pay to the Employee, within 45 days of the Employee’s Termination Date (with the exact payment date to be determined by Live Nation in its sole discretion), except as set forth in the proviso to this clause, a lump-sum cash payment (less appropriate payroll deductions) equal to the Employee’s then-current Base Salary times the greater of (a) the number of full months remaining in the Term as of the Termination Date, divided by 12, or (b) two (in either case, the “Severance”); provided, however, that, unless payable in accordance with the foregoing under the provisions of Section 7(a) below, a $10,000 component of the Severance payment shall instead be paid to the Employee on the last pay date of the first year following the Termination Date in accordance with the separation pay schedule applicable to the portion of the severance obligation under the Prior Agreement (as defined below) that would not have been exempt from the application of Section 409A by reason of Treasury Regulation 1.409A-1(b)(9)(iii) had the Employee become eligible to receive severance under the Prior Agreement during 2009, and (ii) accelerate the vesting and lapsing of restrictions on all unvested or restricted equity awards awarded to the Employee prior to the Employee’s Termination Date, and, to the extent applicable, all such awards shall remain exercisable until the earlier to occur of the third anniversary of the Termination Date or the stated expiration of such award. Each payment under this Section 5(a) shall be treated as a separate payment for purposes of Section 409A.

(b) Resignation. The Employee may terminate his employment by resigning at any time upon 30 days’ written notice provided to Live Nation in accordance with Section 6 below; provided, however, that Live Nation may, in its sole discretion, waive such notice period without payment in lieu thereof. Upon such a resignation, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due.

(c) Death; Disability. If the Employee dies during the Term or the Employee’s employment is terminated due to his total and permanent disability (as reasonably determined by Live Nation), the Employee or the Employee’s estate, as applicable, shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due.

(d) Cause. Live Nation may terminate the Employee’s employment at any time for Cause by providing notice to the Employee in accordance with Section 6 below. If Live Nation terminates the Employee’s employment for Cause, the Employee shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 5(a)(iv) above, as such obligations become due.

(e) Potential Six-Month Payment Delay. Notwithstanding anything to the contrary in this Agreement, no payments will be made under this Agreement during the six-month period following the Termination Date to the extent that paying such amounts at the time or times indicated in this Agreement would cause the Employee to incur an additional tax under Section 409A. If the payment of any amount is delayed as a result of the preceding sentence, on the first day following the end of the six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including upon the Employee’s death), Live Nation will pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Employee under this Agreement but for such delay, without interest thereon.

(f) Release. The Employee’s right to receive the Severance set forth in this Section 5 is conditioned on and subject to, within 30 days after the Employee’s Termination Date, the Employee executing and not revoking a general release and waiver of claims against Live Nation, in a form reasonably prescribed by Live Nation. If the Employee does not execute such release within 30 days following the Termination Date, no Severance shall be payable under this Section 5.

(g) Exclusivity of Benefits. Except as expressly provided in this Section 5, the Employee acknowledges that Live Nation shall have no further obligations to the Employee following the Termination Date, whether under this Agreement, in connection with the Employee’s employment, the termination thereof or otherwise.

(h) Definitions. For purposes of this Agreement:

“Good Reason” shall mean: (i) a repeated failure of Live Nation to comply with a material term of this Agreement; (ii) a material reduction in Employee’s duties, responsibilities, authority or compensation; (iii) a material geographic relocation of the Employee’s principal work location outside the greater Los Angeles, California metropolitan area; or (iv) a Change in Control of Live Nation in which the Employee is not offered continued employment as the general counsel of Live Nation or the surviving entity. Notwithstanding the foregoing, a termination of employment shall not be deemed to be for Good Reason unless (A) the Employee gives Live Nation written notice describing the event or events which are the basis for such termination within 90 days after the event or events initially occur, (B) such grounds for termination (if susceptible to correction) are not corrected by Live Nation within 30 days of Live Nation’s receipt of such notice and (C) the Employee terminates employment no later than 30 days after Live Nation has failed to timely correct the circumstances constituting Good Reason in accordance with clause (B) of this paragraph.

“Cause” shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation other than the occasional, customary and de minimis use of Live Nation property for personal purposes or other willful misconduct as determined in the reasonable discretion of Live Nation; (ii) continued, willful and deliberate non-performance by the Employee of a material duty hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iii) the Employee’s refusal or failure to follow lawful directives consistent with his title and position and the terms of this Agreement; (iv) a criminal conviction of the Employee, a plea of nolo contendere by the Employee or other conduct by the Employee that, as determined in the reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with Live Nation, material injury to the reputation of Live Nation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a repeated failure by the Employee to comply with a material term of this Agreement after written notice by Live Nation specifying the alleged failure; or (vi) a material violation by the Employee of Live Nation’s employment policies. The Employee will be given 30 days to cure any of the Cause provisions set forth above that are susceptible to cure.

6. NOTICES.

Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by facsimile, e-mail or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method, as agreed upon by the parties):

If to Live Nation:

9348 Civic Center Drive

Beverly Hills, California 90210

Telephone: (310) 975-6875

Attention: Lori S. Lilly

If to the Employee:

to the Employee’s most current home address on file with Live Nation’s Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 6, and any such notice shall be deemed to have been given upon receipt.

7. CERTAIN TAX CONSIDERATIONS.

(a) Section 409A. To the fullest extent applicable, the compensation and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A (the “Treasury Regulations”). To the extent that any such compensation or benefit under this Agreement is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with the Treasury Regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to the payment of such compensation or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of nonqualified deferred compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement, including without limitation, the exception available under Treasury Regulation 1.409A-3(j)(4)(v). Notwithstanding anything herein to the contrary, the Employee expressly agrees and acknowledges that in the event that any taxes are imposed under Section 409A in respect of any compensation or benefits payable to the Employee, whether in connection with a Separation from Service under this Agreement or otherwise, then (i) the payment of such taxes shall be solely the Employee’s responsibility, (ii) neither Live Nation nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (iii) the Employee shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

(b) Section 280G.

(1) Excess Parachute Payment Limitation. Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by the Employee in connection with a “change in control event” that would constitute a “parachute payment” (each within the meaning of Code Section 280G), whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with Live Nation (collectively, the “Total Payments”), shall be reduced to the least extent necessary, if any, so that no portion of the Total Payments shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by the Employee as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Employee if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Employee and reasonably acceptable to Live Nation. The Employee will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both the Employee and Live Nation at least 15 days prior to the payment of any amount that would, absent the reduction contemplated by this Section 7(b), constitute an “excess parachute payment” (within the meaning of Code Section 280G).

(2) Order of Reduction. If the Accounting Firm determines that a reduction in payments is required by this Section 7(b), first non-cash benefits that are not equity-related shall be reduced, then equity vesting acceleration and next new equity grants shall be reduced, followed by a reduction of cash payments, including, without limitation, the Severance, beginning with payments that would be made last in time, in all cases, (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, prior to the date of such reduction, (ii) only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, (iii) in a manner that results in the best economic benefit to the Employee and (iv) to the extent economically equivalent, in a pro rata manner, and Live Nation shall pay or provide such reduced amounts to the Employee in accordance with the applicable terms of the controlling agreement.

(3) Cooperation; Expenses. If applicable, Live Nation and the Employee will each provide the Accounting Firm, as reasonably requested by the Accounting Firm, access to and copies of any books, records and documents in their respective possessions, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7(b). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7(b) will be borne by Live Nation.

(4) Net After-Tax Benefit. “Net After-Tax Benefit” means (i) the Total Payments that the Employee becomes entitled to receive from Live Nation which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Code Section 4999.

8. PARTIES BENEFITTED; ASSIGNMENT.

This Agreement shall be binding upon and for the benefit of the Employee and the Employee’s successors, heirs, executors, administrators and other legal representatives, and upon Live Nation and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

9. GOVERNING LAW; VENUE.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Subject to Section 12 below, the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit arising from or relating to this Agreement.

10. LITIGATION AND REGULATORY MATTERS.

During and after the Term, the Employee will reasonably cooperate with Live Nation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Live Nation which relate to events or occurrences that transpired while the Employee was employed by Live Nation. The Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Live Nation at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with Live Nation in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by Live Nation. If any such cooperation occurs after the Employee’s termination of employment with Live Nation, then Live Nation shall reimburse the Employee for all reasonable costs and expenses incurred in connection with the Employee’s performance under this Section 10.

11. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

Live Nation shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that Live Nation may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of Live Nation or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of Live Nation (other than any dispute, claim or controversy arising under or relating to this Agreement). Live Nation covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer and/or director of Live Nation) directors’ and officers’ insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly-situated employees of Live Nation by the directors’ and officers’ insurance maintained by Live Nation on the date hereof; provided, however, that the Board may elect to terminate directors’ and officers’ insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

12. ARBITRATION.

The parties agree that, except as provided in Section 4(g) above, any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to any alleged breach of this Agreement, or arising out of or relating to the Employee’s employment or termination of employment, shall, upon the timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Live Nation will pay the actual costs of arbitration excluding attorneys’ fees, to the extent required by law. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.

13. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE.

The Employee represents and warrants to Live Nation that: (i) the Employee is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Employee’s duties hereunder or the other rights of Live Nation hereunder; (ii) the Employee is under no physical or mental disability that would hinder the performance of the Employee’s duties under this Agreement; and (iii) the Employee’s execution of this Agreement and performance of the services under this Agreement will not violate any obligations that the Employee may have to any other or former employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to becoming an employee of Live Nation. The Employee further represents, warrants and covenants that the Employee will not disclose to Live Nation, or use in connection with the Employee’s activities as an employee of Live Nation, or induce Live Nation to use, any proprietary or confidential information or trade secrets of the Employee or any third party at any time, including, without limitation, any proprietary, confidential information or trade secrets of any former employer.

14. MISCELLANEOUS.

(a) Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

(b) Withholding. Live Nation shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as Live Nation determines to be legally required pursuant to any applicable laws or regulations.

(c) No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

(e) Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

(f) Entire Agreement. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement and understanding between Live Nation and the Employee with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Employee by Live Nation or any representative thereof, including, without limitation, that certain Employment Agreement by and between Live Nation and the Employee dated effective as of March 13, 2006, as amended by that certain First Amendment to Employment Agreement dated March 29, 2007 and as further amended by that certain Second Amendment to Employment Agreement dated effective as of December 31, 2008 (the “Prior Agreement”).

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h) Captions. The captions of this Agreement are not part of the provisions hereof, but rather are included for convenience only and shall have no force or effect.

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THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE (I) HAS BEEN ADVISED BY LIVE NATION TO CONSULT WITH LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO DO SO, (II) HAS READ AND UNDERSTANDS THIS AGREEMENT, (III) IS FULLY AWARE OF THE LEGAL EFFECT OF THIS AGREEMENT AND (IV) HAS ENTERED INTO IT FREELY BASED ON THE EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the date first written above.

THE EMPLOYEE

Date: 10/21/09	/s/ Michael G. Rowles—

Michael G. Rowles
LIVE NATION WORLDWIDE, INC.
Date: 10/21/09	By:	/s/ Michael Rapino—

	Name: Title:	Michael Rapino President and Chief Executive Officer